Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Crinetics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(r)	13,157,895(1)	$30.59	$402,500,008.05	0.00011020	$44,355.51(2)	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—		—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$402,500,008.05		$44,355.51
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$44,355.51

(1)	The amount registered includes 1,716,247 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-258694) filed by the Registrant on August 10, 2021 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.